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CERTIFICATE OF INCORPORATION...


Whereas, The stipulations and conditions of the Law have been fully complied with by TICKET SERVICE, INC. ...

Given under my Hand and the Great Seal of the Commonwealth, at the City of Harrisburg, this 20th Day of July in the year of our Lord one thousand nine hundred and eighty-seven and of the Commonwealth the two hundred twelfth


/s/ illegible
----------------------------------
Secretary of the Commonwealth

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ARTICLES OF INCORPORATION           PLEASE INDICATE (CHECK ONE) TYPE CORPORATION
                                         |X| Domestic Business Corporation


TICKET SERVICE, INC.
4423 Bigelow Boulevard
Pittsburgh, Allegheny County, Pennsylvania 15213


EXPLAIN THE PURPOSE OR PURPOSES OF THE CORPORATION:

to have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which a corporation may be incorporated under the Act of May 5, 1933 P.L. 364 as amended, under which Act this corporation is incorporated


The Aggregate Number Shares, Classes of Shares and Par Value of Shares Which the Corporation shall have Authority to Issue:

Number and Class of Shares:  10,000    Stated Par Value Per Share if Any:  none
Total Authorized Capital: $10,000      Term of Existence:  perpetual


The Name and Address of Each Incorporator and the Number and Class of Shares:
Spencer D. Hirshberg, Thirteenth Floor, One Oxford Centre, Pittsburgh, PA 15219 -- 1 share common


IN TESTIMONY WHEREOF, THE INCORPORATOR(S) HAS (HAVE) SIGNED AND SEALED THE ARTICLES OF INCORPORATION this 16th DAY OF July 1987.

/s/ Spencer D. Hirshberg
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SPENCER D. HIRSHBERG